May 2007	Pricing Sheet dated May 23, 2007 relating to
Preliminary Pricing Supplement No. 268 dated April 25, 2007
to Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
Bear Market Auto-Callable Securities due December 9, 2008
Based Inversely on the Value of the KBW Mortgage Finance IndexSM

P R I C I N G T E R M S – M A Y 2 3, 2 0 0 7
Issuer:		Morgan Stanley
Underlying index:		KBW Mortgage Finance IndexSM
Aggregate principal amount:		$3,650,000
Stated principal amount:		$10 per security
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		May 23, 2007
Original issue date:		May 31, 2007 (5 business days after the pricing date)
Maturity date:		December 9, 2008
Determination dates:		Quarterly, beginning on September 4, 2007 as follows: #1: September 4, 2007 #2: December 4, 2007 #3: March 4, 2008 #4: June 4, 2008 #5: September 4, 2008 Final: December 4, 2008
Early redemption payment:	If, on any of the first five quarterly determination dates, the index closing value is less than the initial index value, the securities will be automatically redeemed on the third business day following the related determination date for the respective cash payment as follows:
•    1st determination date:             $10.41
•    2nd determination date:            $10.82
•    3rd determination date:             $11.23
•    4th determination date:             $11.64
• 5th determination date: $12.05
Payment at maturity (per security):

If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows: If the index closing value on the final determination date is:
•   Less than the initial index value: $12.46,
•   Greater than or equal to the initial index value but the index value has not increased to or above the trigger level at any time during the observation period: the $10 stated principal amount, or
•   Greater than or equal to the initial index value and the index value has increased to or above the trigger level at any time during the observation period: $10 times the index performance factor, which may result in a loss of some or all of your investment.

Trigger level:		121.572 (120% of the initial index value)
Index performance factor:		1 – [(final index value – initial index value) / initial index value]
Initial index value:		101.31 (the index closing value on the pricing date)
Final index value:		The index closing value on the final determination date
Observation period:		The period of regular trading hours for the underlying index from but excluding the pricing date to and including the final determination date.
CUSIP:		61750V147
Listing:		None
Agent:		Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:		MS & Co.
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security	$10	$0.15	$9.85
	Total	$3,650,000	$54,750	$3,595,250
(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.95 per security. Please see the cover page of the preliminary pricing supplement for further details.
(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

KBW Mortgage Finance IndexSM is a trademark of KBW and has been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by KBW and KBW makes no representation regarding the advisability of investing in the securities.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 268 dated April 25, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.